Exhibit 21

Entity	Voting Securities Owned Directly or Indirectly by the Registrant	State or Country of Organization
JBSS Real Estate, LLC	100%	Illinois
JBSS Ventures, LLC	100%	Illinois
Sanfilippo (Shanghai) Trading Co. Ltd.	100%	China